UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 9, 2014 (January 3, 2014)
Date of Report (Date of earliest event reported)

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AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

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Maryland	001-35263	45-2482685
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

405 Park Avenue, 12th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 415-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Completion of Transition to Self-Management

As previously announced, American Realty Capital Properties, Inc. (the “Company”) completed its transition to self-management on January 8, 2014. The following agreements were entered into in connection with the Company’s transition to self-management as a reflection of the Company’s elimination of its reliance on its external manager:

Termination of Management Agreement

In connection with the transition by the Company to self-management, on January 8, 2014, the Company and ARC Properties Advisors, LLC (the “Manager”), the former external manager of the Company, entered into an Amendment and Acknowledgement of Termination of Amended and Restated Management Agreement (the “Termination Agreement”). The Termination Agreement provided for termination of the Amended and Restated Management Agreement, dated February 28, 2013, between the Company and the Manager, effective January 8, 2014. Pursuant to the Termination Agreement, the Manager will continue to provide services previously provided under the Management Agreement, to the extent required by the Company, for a tail period of 60 days and will receive a payment in the amount of $10 million for providing such services.

Pursuant to an Assignment and Assumption Agreement dated January 8, 2014 between AR Capital, LLC, an affiliate of the Manager (“AR Capital”) and RCS Advisory Services, LLC, AR Capital assigned to the Company, and the Company assumed, the rights and obligation under the Services Agreement dated as of June 10, 2013 between AR Capital and RCS Advisory Services, LLC. Under the Services Agreement, RCS Advisory Services, LLC and its affiliates have been providing to the Company certain transaction management services (including, without limitation, offering registration, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events training and education and conference management) and other services, employees and other resources, and the Assignment and Assumption Agreement will enable the Company to continue to receive these services, at the Company’s discretion.

In addition, pursuant to a separate Transition Services Agreement, dated October 21, 2013, affiliates of the Manager agreed to provide certain transition services, including accounting support, acquisition support, investor relations support, public relations support, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology, telecommunications and internet and services relating to office supplies. The Transition Services Agreement will be in effect for a 60 day term beginning on the date the Company became self-managed, and may be extended by the Company. Should the Company request any services, the Company will pay a fee at an hourly rate or flat rate to be agreed on, not to exceed a market rate for the services to be provided pursuant to the Transition Services Agreement.

Purchase of Furniture, Fixtures and Equipment

On January 8, 2014, the Company, through its operating partnership, ARC Properties Operating Partnership, L.P. (the “OP”), entered into the Asset Purchase and Sale Agreement with the Manager (the “Purchase Agreement”), pursuant to which the Manager transferred to the Company furniture, fixtures and equipment used by the Manager in connection with the business of the Company. Under the Purchase Agreement, the Company will pay the Manager $10 million for the furniture, fixtures and equipment and certain unreimbursed expenses.

Matters Relating to the Company’s Merger with American Realty Capital Trust IV, Inc.

Amendment to Agreement of Limited Partnership

Effective January 3, 2014, the Company, as the sole general partner of the OP, entered into the First Amendment (the “OP Agreement Amendment”) to the Second Amended and Restated Agreement of Limited Partnership (the “OP Agreement”). The OP Agreement Amendment, among other things, establishes a new class of limited partnership interests, referred to as the “Series F Preferred Units,” 42,216,077 of which units were issued to the Company in connection with the Company’s merger with American Realty Capital Trust IV, Inc. (“ARCT IV”). Pursuant to the OP Agreement Amendment, holders of Series F Preferred Units have rights substantially similar to the rights of holders of the Company’s 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, which rights are described in the Company’s Current Report on Form 8-K filed on January 3, 2014.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective January 8, 2014, Peter M. Budko resigned as Executive Vice President and Chief Investment Officer of the Company.

The resignation was in in connection with the Company’s transition to self-management and not as a result of any disagreement with the Company. Mr. Budko will continue to serve in his current capacities with the American Realty Capital group of companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Date: January 9, 2014	By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch Title: Chief Executive Officer and Chairman of the Board of Directors